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                                                                  EXHIBIT 10.99

                         COMMUNITY MENTAL HEALTH CENTER
                              MANAGEMENT AGREEMENT


THIS AGREEMENT constitutes a modification and amendment agreeable to both parties which supersedes and replaces the prior Management Agreement executed on the first day of February 1997 by and between Galaxy Health Care, Inc., (Galaxy) a Florida Corporation, d/b/a Treatment Resources of California, Inc. (TR-CMHC), a wholly owned subsidiary of Galaxy Health Care, and OptimumCare Corporation (Manager), a Delaware Corporation. The Management Contract executed on the first day of February 1997 is null and void. The present Management Agreement between Galaxy Health Care, Inc., a Florida Corporation d/b/a Treatment Resources of California, Inc. (TR-CMHC), and OptimumCare Corporation (Manager), a Delaware Corporation, is entered into this 27th day of August, 1997.

                                    RECITALS

A. Galaxy owns and operates a Community Mental Health Center in the State of California called Treatment Resources of California, Inc. (TR-CMHC) for the treatment of psychiatric disorders, and TR-CMHC desires to operate a Partial Hospitalization Program (the "Out-Patient Program"); located at 757 Pacific Avenue, Long Beach, CA 90813; its Medical Provider number 05-4668.

B. Manager is in the business of providing certain management services for the treatment of patients with psychiatric disorders as well as creating and/or managing Partial Hospitalization Programs with TR-CMHCs and;

C. TR-CMHC desires to retain Manager, and Manager desires to be retained, to provide the services described herein to TR-CMHC.

THEREFORE, it is mutually agreed as follows:

1.      DEFINITIONS

        (a) "Confidential Information" of the Manager shall mean all documents and other materials provided by Manager not available through sources in the public domain. Manager's documents and other materials may include, but are not limited to, memoranda, manuals, handbooks, production books and audio and visual recordings, which contain information relating to the Out-Patient Program (including written materials distributed to Out-Patient Program patients or for promotion of the Out-Patient Program); and all models, techniques, formulations and procedures used to provide psychiatric services to Program patients.

        (b) "Employee Benefits" shall include, by way of illustration and not limitation, the employer's contribution under the Federal Insurance Contributions Act, unemployment compensation and related insurance, payroll and other employment taxes, pension and retirement plan contributions, worker's compensation and related insurance, group life, health, disability and accident insurance, severance and other benefits.

        (c) "Out-Patient Program" shall mean the out-patient partial hospitalization psychiatric program managed by Manager at TR-CMHC.





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2.      TERM

        (a) This Agreement shall have an initial term of five (5) years commencing (effective) on August 27, 1997 and termination August 27, 2002; the agreement will continue automatically for a second term of five (5) years unless the termination provisions set forth in Section
        (11) becomes applicable.

        (b) Thereafter, each party may exercise the option to continue the agreement for a succession of one (1) year terms by exercising an "option for continuation" within sixty (60) days prior to the expiration date in each succeeding year; the option may be exercised by providing written notice to the other parties address as set forth herein.

        (c) Termination provisions as in Section (11) of this Agreement.

3.      RESPONSIBILITIES OF GALAXY D/B/A TR-CMHC

        (a) Galaxy will cooperate with manager in locating appropriate program space for potential capacity of at least twenty-five (25) chairs.

        (b) Galaxy will provide all services relating to billing, collection and bad debt procedures for all Medicare, Medicaid, Private Pay, and other insurer Out-Patient Program charges due for patient services, and provide record keeping as customary in the ordinary course of TR-CMHC's business.

        (c) Maintain license from the California Department of Health Services and pay all related fees associated with this license.

        (d) Provide Manager's employees and contracted personnel with copies of all relevant TR-CMHC Policies and Procedures, as amended from time to time relating to billing, collection and bad debts and MIS procedures.

        (e) Indemnify, save harmless, and defend Manager from all claims and liability and expenses (including reasonable attorney's fees) arising solely from the negligence of or breach of this Agreement by TR-CMHC or its employees or contracted personnel.

        (f) Maintain professional and comprehensive general liability insurance for itself and its employees and contracted personnel in an amount not less than $1,000,000 per occurrence or claim and whenever reasonably requested provide Manager with a certificate from the insurer stating that such insurance is in effect and which also states that Manager will be given at least ten (10) days advance written notice of any cancellation, non-renewal, or changes in policy limits, deductible, or co-insurance. Any deductible or co-insurance or aggregate limits shall be subject to Managers approval which shall not be unreasonably withheld. Manager agrees that $100,000 is an unacceptable deductible or co-insurance. TR-CMHC shall use reasonable efforts to maintain "tail" coverage if necessary for any terminated "claims made" policy so as to apply to any of its acts or omissions which occur during the term of this Agreement until the expiration of any applicable statute of limitation but not to exceed seven (7) years.

        (g) Staff training for initial operating date as well as continued oversight and training specifically for staff procedures relating to billing, collections and MIS procedures.

        (h) Supervision of staff hiring relating specifically to billing, collections and MIS procedures.

        (i) Implementation of training on basic Medicare regulation policies as to operational policies specifically with respect to billing, collections, bad debt and MIS procedures.

        (j) Oversight of MIS software and hardware installation, maintenance, upgrading and continual training.

        (k) Hiring and oversight of QA/TQM personnel and consultant specifically with respect to claims, billing, collections and bad debt policies and procedures.




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        (l) Implementation of employee policies.

        (m) Installation of policies and procedures, intake forms, patient chart documents and all forms and documents required to commence, maintain and oversee proper procedures relating to claims filing, billing, collections and MIS procedures.

        (n) Staff training and oversight development through in-services (for billing or collection procedures).

        (o) Continued collaboration and suggestions as to legal and accounting consultants.

        (p) Implementation and continued oversight of Galaxy's corporate compliance and integrity policies with respect to internal control mechanisms for fraud and abuse prevention protocols.

        (q) Collaboration with preparation for year-end cost audit report with Accounting and Legal Consultant.

4.      COVENANTS OF MANAGER

        Manager will do the following at its own cost and expense:

        (a) Provide out-patient program consultation, orientation, direction and training for the program.

        (b) Rent facility program space for the duration of this Agreement.

        (c) Provide the following staffing: (I) A full-time Partial Hospitalization Program Director, (ii) Social services, (iii) Psychological Services; (iv) Therapy/Activities and other services as appropriate. (v) A Medical Director (who shall be a physician duly licensed in the State of California (vi) registered nurse services (vii) professional counseling staff and (viii) qualified unit secretary as needed to provide for the professional counseling of Out-Patient Program patients and other personnel as required to adequately supervise and operate the Out-Patient Program. All such personnel shall be subject to TR-CMHC approval but TR-CMHC shall be deemed to have accepted such personnel unless it informs Manager otherwise in writing within five (5) business days of receipt of all such required information. Such personnel shall not be deemed employees or contracted personnel or borrowed servants of TR-CMHC. Manager shall have full responsibility for their wages, compensation and employee benefits and acts or Omissions.

        (d) Indemnify, save harmless, and defend TR-CMHC from all claims and liability and expenses (including reasonable attorney's fees) (1) arising solely from the negligence of or breach of this Agreement by Manager or its employees or contracted personnel or (2) arising out of TR-CMHC negligence if the sole basis for any such negligence consists of entering into this Agreement with Manger, failing to properly supervise, monitor or oversee Manager or its employees or agents, or failing to properly supervise, monitor or oversee Manager or its employees or agents, or failing to properly review or act upon its review of the qualifications of Manager or its employees or contracted personnel.

        (e) Oversight of compliance with OSHA regulations and fire inspection.

        (f) Oversight of acquisition of equipment leases, furniture lease and office lease, including interior planning.

        (g) Oversight of all employment contract preparation.

        (h) Oversight and suggestions as to all necessary contractual relationships.

        (i) All other necessary continued management and regulatory compliance services as to day to day operations.

        (j) Oversight of continued TQM and QA.

        (k) Continued oversight of reimbursement/expenditure issues.




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        (l) Development of strategic policies regarding surplus funds issues.

        (m) Continued development and training of staff as to personnel policies and procedures, compliance with Federal Labor Laws, and oversight of EAP Consultant; installation of Employee Manual, patient handbooks, external EAP and Drug Free work place policies.

        (n) Continued training in admissions and in-take protocols.

        (o) Consulting computer, technology and communications consulting as to

        (p) services, as required for day to day operational management of Facility.

        (q) Consult, manage and support the Out-Patient Program treatment team's effort to provide quality psychiatric treatment while maintaining prudent control of patient length of stay.

        (r) Maintain professional and comprehensive general liability insurance for itself and its employees and contracted personnel in an amount not less than $5,000,000 per occurrence or claim and whenever reasonably requested provide TR-CMHC with a certificate from the insurer stating that such insurance is in effect and which also states that TR-CMHC will be given at least ten (10) days advance written notice of any cancellation, non-renewal, changes in policy limits, deductible, or co-insurance or aggregate limits shall be subject to TR-CMHC's approval which shall not be unreasonably withheld. TR-CMHC agrees that $100,000 is an acceptance deductible or co-insurance. Manager shall use reasonable efforts to maintain "tail" coverage if necessary for any terminated "claims made" policy so as to apply to any of its acts or omissions which occur during the term of this Agreement until the expiration of any applicable statute o limitation but not to exceed seven (7) years. Manager shall use reasonable efforts to have TR-CMHC named as an additional insured on Manager's insurance with respect to any claim or liability arising solely out of any act of omission by Manager, its employees, or contracted personnel.

        (s) Until the expiration of four (4) years after the furnishing of any services to be provided under this Agreement made available, upon request, to the Secretary of Health and Human Services or to the Comptroller General of the United States of America, or their duly authorized representatives, this Agreement and books, documents and records which are necessary to certify the nature and extent of reimbursable costs under the Medicare laws.

        (t) Comply with all applicable laws (including but not limited to 42.U.S.C.1395(nn)(b) or any similar law or regulations, TR-CMHC policies and procedures, program policies and procedures any applicable standards of care.

        (u) Use reasonable efforts to resolve any issues regarding acceptability of Out-Patient Program Personnel to TR-CMHC personnel and to Out-Patient Program patients which may arise with respect to any of Manager's employees or contracted personnel.

        (v) Provide monthly written reports to TR-CMHC regarding all pertinent aspects of the operation of the Out-Patient Program.

        (w) Commit no act or omission which adversely affects the TR-CMHC license.

        (x) Admit patients to the Out-Patient Program (including but not limited to Medicare, medicaid or Managed Care or private pay patients) only if the admission is ordered by a physician on the Out-Patient Program staff with admitting privileges.

        (y) Provide appropriate utilization review and quality assessment services for all out-patient program patients. Utilization and review extends to filing and pursuing clinical appeals with the TR-CMHC's fiscal intermediary.





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5.      REPRESENTATION AND WARRANTS OF TR-CMHC TR-CMHC hereby represents to
        Manager as follows:

        (a) Tr-CMHC is a corporation duly organized and validly existing in good standing under the laws of the State of California with the power and authority to carry on the business in which it is engaged and to perform its obligations under this Agreement subject to maintaining the license described in subpart (d) of Section (3).

        (b) The execution of this Agreement and the performance of the obligations of the TR-CMHC hereunder will not result in any breach of any of the terms, conditions or provisions of any Agreement or other instrument to which TR-CMHC is a party or by which it may be bound or affected, or any governmental license, franchise, permit or other authorization processed by the TR-CMHC, nor will such execution and performance violate any Federal, State, or local law, rule or regulation.

        (c) There is no litigation, administrative proceeding or investigation pending or threatened against TR-CMHC (nor is the TR-CMHC subject to any judgement, order, decree or regulation of any court or other governmental administrative agency) which would materially adversely affect the performance of TR-CMHC's obligations hereunder.

        (d) No Certificate of Need is required by TR-CMHC from any state regulatory agency for the operation of the Out-Patient Program.

6.      REPRESENTATIONS OF MANAGER

        Manager hereby represents to TR-CMHC as follows:

        (a) Manager is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware with the power and authority to carry on the business in which it is engaged and to perform its obligations under this Agreement.

        (b) The execution of this Agreement and the performance of the obligations of the Manager hereunder will not result in any breach of any of the terms, conditions or provisions of any Agreement or other instrument to which the manager is a party or by which it may be bound or affected, or any governmental license, franchise, permit or other authorization possessed by the Manager, nor will such execution and performance violate any Federal State or local, law, rule or regulation.

        (c) There is no litigation, administrative proceeding or investigation pending or threatened against Manager (nor is Manager subject to any judgement, order, decree or regulation of any court or other governmental administrative agency) which would materially adversely affect the performance of Manager's obligations hereunder.

7.      MANAGEMENT FEES AND STAFFING FEES

        (a) TR-CMHC shall pay to Manager a monthly staffing fee of 130% composed of all monthly direct costs of staffing including but not limited to wages, payroll, taxes, health insurance, benefits (401k) and worker's compensation insurance.

        (b) $20,000.00 per month on an administrative management fee plus repayment of all direct costs advanced for operation of the program of 110%.

        (c) TR-CMHC shall pay Manager within fifteen (15) working days of receiving Manager's invoice regarding the above.

        (d) For all funds (including fees) advanced by OptimumCare including, without limitation staffing costs and fees and facility location costs, prior to TR-CMHC (TR) receiving its initial reimbursement check from Medicare.

                1. TR-CMHC will repay to OptimumCare 1/2 of all funds advanced to be fully paid within fifteen (15) days after TR-CMHC is in receipt of the first reimbursement check.





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                2. Balance payable over succeeding twelve (12) months in
        consecutive equal installments including an additional 10% profit on the unpaid balance.

8.      EQUIPMENT LEASING

        Upon being presented with the vendor invoices, OptimumCare will purchase and lease back to TR-CMHC business equipment as needed for operation of facility including communications, MIS, furniture, copier and a fax. Such lease will be paid by TR-CMHC over 36 months in equal consecutive monthly payments including a 10% profit per year over direct costs to OptimumCare. At the end of 36 months, TR-CMHC shall own the said equipment.

9.      CONFIDENTIAL AND PROPRIETARY INFORMATION

        (a) TR-CMHC agrees and acknowledges that Confidential Information is disclosed to it in confidence with the understanding that it constitutes business information developed by Manager. TR-CMHC further agrees that it shall not use such Confidential Information for any purpose other than in connection with the Out-Patient Program. TR-CMHC further agrees not to disclose such Confidential Information to any third party except a required by law or regulation or in order to serve the purposes of the Out- Patient Program or as permitted by written authorization of Manger.

        (b) Manager hereby grants to TR-CMHC for the term of this Agreement, a non-exclusive license to use the registered service marks of Manger when identifying the Out-Patient Program. These service marks are the exclusive property of Manager.

        (c) Manager agrees not to disclose confidential information pertaining to the TR-CMHC business or Out-Patient Program patients except as required by law or regulation or as permitted by written authorization of TR-CMHC or the respective patient as the case may be.

10.     RECRUITMENT OF EMPLOYEES AND AGENTS

        (a) TR-CMHC acknowledges that Manager has expended and will continue to expend substantial time, effort, and money to train its employees and contracted personnel in the operation of the Out-Patient Program. The employees and contracted personnel of Manger who will operate the Out-Patient Program at the TR-CMHC will have access to and possess Confidential Information of Manager TR-CMHC, therefore, agrees that for the earlier of two (2) years after the cessation of the employment or agency relationship between the Manager and the employee or agent or two
        (2) years after termination of this Agreement, it will not knowingly (and it will not induce any of its affiliates to) employ or solicit the employment of, or in any way retain the services of any employee, former employee, or contracted personnel or former agent of Manger if such individual has been employed or retained by Manager if such individual has been employed or retained by Manager in the Out-patient Program unless Manager gives TR-CMHC prior written consent thereto or unless this Agreement is terminated by TR-CMHC pursuant to paragraph (10) of this Agreement.

        (b) Manager agrees that during the same respective period of time, it will not knowingly (and it will not induce any of its affiliates to) employ or solicit the employment in any way retain the services of any employee, former employee, or contracted personnel or former agent of TR-CMHC without TR-CMHC's prior written consent thereto.

11.     TERMINATION

        (a) Termination of Manager: (1) By written notice to TR-CMHC, if TR-CMHC should have a bankruptcy,



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        reorganization or similar action filed by or against it, become insolvent, go liquidation for any purpose.

                (2) In the event TR-CMHC has failed to comply with the terms of this Agreement in any material respect, including substantial completion of all refurbishing in the identified program space, manager shall, in writing, notify all of the nature of the breach and TR-CMHC shall have thirty (30) days to cure such breach or else the Agreement will thereupon be terminated upon written notice to TR-CMHC.

                (3) By written notice to TR-CMHC if TR-CMHC fails to maintain any license granted to it by a regulatory agency without which the Out-Patient Program would be materially and adversely affected.

                (4) By written notice to TR-CMHC if TR-CMHC fails to maintain professional and general liability insurance in the minimum amount of $1,000,000.

        (b) Termination by TR-CMHC:

                1. By written notice to Manager if manager should have a bankruptcy, reorganization or similar action filed by or against it, become insolvent or go into liquidation for any purpose.

                2. In the event Manager has failed to comply with the terms of this Agreement in any material respect, TR-CMHC shall, in writing, notify Manager of the nature of the breach, and Manager shall have thirty (30) days to cure such breach or else the Agreement will thereupon be terminated upon written notice to Manager.

                3. By written notice to Manger if Manager fails to provide professional and general liability insurance in the minimum amount of $5,000,000.

        (c) Termination by either party.

                1. In the event that Medicare, Medicaid, a third party payor or other Federal, State, Local Laws, rules, regulations, or interpretations thereof at any time during this Agreement duration, prohibit, restrict or substantially change the method, payment or amount of reimbursement or the like for services provided under this Agreement, then the TR-CMHC and Manager in good faith shall amend the Agreement to provide for payment of compensation to each other in a manner consistent with any such prohibition restriction and/or limitation. If this Agreement is not or cannot be amended prior to any event as above or to the mutual satisfaction of the TR-CMHC and Manager, then this Agreement may be terminated by either party with thirty (30) days written notice.

        (d) Governing Law: The validity of this Agreement and any of its terms or provisions, the interpretation of the rights and duties of the parties hereunder, and the construction of the terms or provisions hereof shall be government in accordance with the laws of the State of California.

        (e) Force Majeure: If either of the parties hereto is delayed or prevented from fulfilling any of its obligations under this Agreement by force majeure, said party shall not be liable for said delay or failure. "Force Majeure" means any cause beyond the reasonable control of a party, including but not limited to an act of God, act or omission of civil military authorities, fire, strike, flood, riot, war, delay of transportation, or inability due to the aforementioned causes to obtain necessary labor, materials, or facilities.

        (f) Severability: If any part of this Agreement is held to be void or unenforceable, such part will be treated as severable, leaving valid the remainder of this Agreement notwithstanding the part found void or unenforceable.






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        (g) Waiver: A waiver by either party of a breach or failure to perform shall not constitute a waiver of any provision hereof or of any other breach or failure whether or not similar. There shall be no waiver unless in writing signed by the party against whom the waiver is sought to be enforced.

        (h) Binding Effect: This Agreement shall be binding on the successors, and assigns of the respective parties, provided, however, neither party may assign or otherwise transfer this Agreement or delegate obligations hereunder without the other's written consent.

        (i) Complete Agreement: This Agreement and the Security Agreement dated July 1, 1997, constitutes the complete understanding of the parties and supersedes all other Agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof, and no other Agreement, representation, statement, or promise relating to the subject matter of this Agreement which is of contained herein shall be valid or binding. There shall be no amendment unless in writing signed by both parties.

        (j) No Agency or Partnership: The relationship between Manager and TR-CMHC is that of independent contractors and nothing in the Agreement shall be deemed to create an agency, joint venture, partnership or similar relationship between the parties hereto. Neither party shall have the right to bid for the other or enter into any contract or commitment in the name of, or on behalf of the other.

        (k) Notice: All notices hereunder shall be in writing, delivered personally or by U.S. Certified or Registered post mails, postage prepaid, return receipt requested, and shall be deemed given when delivered personally or upon the earlier of actual receipt or five (5) days after deposit in said United States Mail, addressed as below with proper postage affixed, but each party may change his address by written notice in accordance with this paragraph.

13.     MISCELLANEOUS PROVISIONS

        (a) Compulsory Arbitration: Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration in accordance with the rules of the American Arbitration Association, and judgement on the award rendered may be entered in any court having jurisdiction. However, this shall not apply with respect to any claim for indemnity for bodily injury or death.

        (b) UCC1 Filing: Galaxy agrees to allow OptimumCare to file a UCC1 payment promising against Galaxy's psychiatric out-patient accounts receivable for the facilities referred to in the staffing and/or Management Agreements.

        (c) Attorney's Fees: If any legal action (including arbitration) is necessary to enforce the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees and costs awarded against the other party in addition to any other relief to which that party may be entitled.








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        TR-CMHC's Address:

        Galaxy Health Care Inc./Treatment Resources of California, Inc. 290 N.W. 165th Street, Suite PH-1
        Miami, Florida 33169

        Manager's Address:

        OptimumCare Corporation
        30011 Ivy Glenn Drive, #219
        Laguna Niguel, California 92677


IN WITNESS WHEREOF, this Agreement has been executed

at Laguna Niguel, California                at Miami, Florida


Manager:
OPTIMUMCARE CORPORATION                     GALAXY HEALTH CARE, INC.
                                            d/b/a TREATMENT RESOURCES
                                            OF CALIFORNIA, INC.



By:________________________________         By:________________________________
   Edward A. Johnson                           Dale P. Redlich
   President                                   Chief Executive Officer

Date:______________________________         Date:______________________________







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